(*)	Indicates material that has been omitted and for which confidential treatment has been requested. A complete version of this document has been filed with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

PRECEDENT AGREEMENT

This PRECEDENT AGREEMENT (“Precedent Agreement”) is made and entered into this 28th day of March, 2006, by and between East Tennessee Natural Gas, LLC, a Delaware limited liability company (“ETNG” or “Pipeline”), and GeoMet, Inc., a Delaware corporation (“Customer”). Pipeline and Customer are sometimes referred to herein individually as a “Party,” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Pipeline proposes to construct and own a twenty-inch natural gas pipeline lateral that will be sufficient to transport up to 235,000 Dth/day of natural gas. Such pipeline lateral will extend from an interconnection with the facilities of ETNG located in Smyth County, Virginia to an interconnection with the existing facilities of CNX Gas, LLC in Tazewell County, Virginia (the “Project” or “Project Facilities” as appropriate);

WHEREAS, Customer desires to obtain firm transportation service from Pipeline on the Project Facilities under ETNG Lateral Rate Schedule; and

WHEREAS, subject to the terms and conditions of this Precedent Agreement, Pipeline is willing to endeavor to construct the Project Facilities and provide the firm transportation service Customer desires;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, Pipeline and Customer agree to the following:

1. Subject to the terms and conditions of this Precedent Agreement, Pipeline shall proceed with due diligence to obtain from all governmental and regulatory authorities having competent jurisdiction over the premises, including, but not limited to, the Federal Energy Regulatory Commission (“Commission” or “FERC”), the authorizations and/or exemptions Pipeline determines are necessary: (i) for Pipeline to construct, own, operate, and maintain the Project facilities necessary to provide the firm transportation service contemplated herein; and (ii) for Pipeline to perform its obligations as contemplated in this Precedent Agreement (“Pipeline Authorization”). Pipeline reserves the right to file and prosecute any and all applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, which are consistent with this Precedent Agreement in a manner it deems to be in its best interest; provided, however, Pipeline shall pursue all authorizations and/or exemptions in a manner designed to implement the firm transportation service contemplated herein in a timely manner. During the term of this Precedent Agreement, Customer agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of Pipeline to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for Pipeline to construct, own, operate, and maintain the Project facilities and to provide the firm transportation service contemplated in this Precedent Agreement and to perform its obligations as contemplated by this Precedent Agreement.

2. Customer shall construct, or cause to be constructed, certain facilities in order for Customer to utilize the firm transportation service contemplated in this Precedent Agreement, including, but not limited to, an approximately (*)-mile, (*)-inch gas gathering pipeline that will extend from Customer’s production facilities in McDowell County, West Virginia to an interconnection with Pipeline’s Project Facilities in Tazewell County, Virginia (“Customer’s Required Facilities”). Customer shall obtain any necessary or desirable governmental, contractual and/or regulatory authorizations, approvals, certificates, permits, right-of-way easements and/or exemptions associated with Customer’s Facilities (“Customer’s Authorizations”).

3. Subject to the terms and conditions of this Precedent Agreement, Customer shall proceed with due diligence to obtain Customer’s Authorizations and to construct Customer’s Required Facilities. Customer reserves the right to file and prosecute any and all applications for Customer’s Authorizations, and, if necessary, any court review, which are consistent with this Precedent Agreement in a manner it deems to be in its best interest; provided, however, Customer shall pursue Customer’s Authorizations in a manner designed to implement the firm transportation service contemplated herein in a timely manner. Pipeline agrees to use reasonable efforts to assist Customer in obtaining Customer’s Authorizations and agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of Customer to obtain all Customer Authorizations. Customer agrees to promptly notify Pipeline when each of the required authorizations, approvals and/or exemptions are received, obtained, rejected or denied. Customer shall also promptly notify Pipeline as to whether any such authorizations, approvals and/or exemptions received or obtained are acceptable to Customer.

4. To effectuate the firm transportation service contemplated herein, Customer and Pipeline agree that, sixty (60) days prior to completion of the Project Facilities or the completion of Customer’s Required Facilities, whichever occurs later, they will execute two firm transportation service agreements under (*) (“Service Agreements”). The Service Agreements will specify: (i) a Maximum Daily Quantity (“MDQ”) of (*) dekatherms per day (“Dth/d”) (“First Agreement”) and (*) Dth/d (“Second Agreement”), respectively, exclusive of fuel requirements, effective on the Service Commencement Date (as determined in accordance with Paragraph 5 of this Precedent Agreement), (ii) a primary term of (*) years for the First Agreement and (*) years for the Second Agreement commencing on the respective Service Commencement Date(s) (“Primary Term”), (iii) a Primary Point of Receipt at the interconnection of Customer’s Required Facilities and the Project Facilities, (iv) a Primary Point of Delivery at the interconnect of the Project Facilities and the ETNG mainline, and (v) a negotiated rate of $(*) for the period (*) through (*), $(*) for the period (*) through (*) and $(*) for the period (*) until the termination date of the Service Agreements, plus the maximum applicable commodity rate in ETNG’s FERC Gas Tariff, plus applicable fuel retainage and any surcharges, as stated in ETNG’s FERC Gas Tariff.

5. Upon satisfaction or waiver of all the conditions precedent set forth in Paragraph 9 of this Precedent Agreement, Pipeline shall notify Customer of such fact, and service under the Service Agreements will commence on a date certain, which date will be the later of: (i) (*), or (ii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent

Agreement are satisfied or waived or (iii) the date Customer’s Required Facilities are available for service (“Service Commencement Date”). Under no circumstances will payments begin before the Service Commencement Date. On and after the date on which Pipeline has notified Customer that service under the Service Agreements will commence, Pipeline shall provide firm transportation service for Customer pursuant to the terms of the Service Agreements and Customer will pay Pipeline for all applicable charges required by the Service Agreements.

6. Prior to satisfaction of the conditions precedent set forth in Paragraph 9 of this Precedent Agreement (with the exception of 9(A)(iv)), Pipeline shall have the right, but not the obligation, to proceed with the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to implement the firm transportation service under the Service Agreements as contemplated in this Precedent Agreement.

7. Upon satisfaction of the conditions precedent set forth in Paragraphs 9(A)(i) through 9(A)(iii), inclusive, of this Precedent Agreement, or waiver of the same by Pipeline or Customer, as applicable, Pipeline shall proceed (subject to the continuing commitments of all customers executing precedent agreements and service agreements for service utilizing the firm transportation capacity to be made available by the Project) with due diligence as a reasonably prudent operator to construct the authorized Project facilities in a safe and economic manner within the costs described on Exhibit K of Pipeline’s certificate application at the Commission (“Exhibit K”) and to implement the firm transportation service contemplated in this Precedent Agreement on (*). Notwithstanding Pipeline’s due diligence, if Pipeline is unable to commence the firm transportation service for Customer as contemplated herein on (*), Pipeline will continue to proceed with due diligence to complete arrangements for such firm transportation service, and commence the firm transportation service for Customer at the earliest practicable date thereafter. Pipeline will neither be liable nor will this Precedent Agreement or the Service Agreements be subject to cancellation if Pipeline is unable to complete the construction of such authorized Project facilities and commence the firm transportation service contemplated herein by (*).

8. Upon satisfaction of the conditions precedent set forth in Paragraphs 9(A)(i) through 9(A)(iii), inclusive, and 9(B)(i) of this Precedent Agreement, or waiver of the same by Pipeline or Customer, as applicable, Customer shall proceed with due diligence as a reasonably prudent operator to construct Customer’s Required Facilities in a safe and economic manner and to complete such facilities on (*). Notwithstanding Customer’s due diligence, if Customer does not have Customer’s Required Facilities completed and ready for service as contemplated herein on (*), Customer will continue to proceed with due diligence to complete the facilities at the earliest practicable date thereafter. Customer will neither be liable nor will this Precedent Agreement or the Service Agreements be subject to cancellation if Customer is unable to complete Customer’s Required Facilities by (*).

9. Commencement of service under the Service Agreements and Pipeline’s and Customer’s rights and obligations under the Service Agreements are expressly made subject to satisfaction of the following conditions precedent:

(A) Pipeline’s (only Pipeline shall have the right to waive the conditions precedent set forth in this Paragraph 9(A)):

(i) receipt and acceptance of all necessary certificates and authorizations from the Commission to construct, own, operate and maintain the Project facilities, all as described in Pipeline’s certificate application as it may be amended from time to time, necessary to provide the firm transportation service contemplated herein and in the Service Agreements;

(ii) receipt of all necessary governmental authorizations, approvals, and permits required to construct the Project facilities necessary to provide the firm transportation service contemplated herein and in the Service Agreements other than those specified in Paragraph 9(A)(i);

(iii) procurement of all necessary rights-of-way easements or permits in form and substance acceptable to Pipeline; and

(iv) completion of construction of the necessary Project facilities required to render firm transportation service for Customer pursuant to the Service Agreements and Pipeline being ready and able to place such facilities into gas service.

(B) Customer’s (only Customer shall have the right to waive the condition precedent set forth in this Paragraph 9(B)):

(i) receipt and acceptance of all of Customer’s Authorizations; and

(ii) completion of construction of Customer’s Required Facilities and being ready and able to place such facilities into gas service.

Unless otherwise provided for herein, all governmental authorizations, approvals, permits and/or exemptions that Pipeline must obtain must be issued in form and substance reasonably acceptable to Pipeline. All governmental approvals that Pipeline is required by this Precedent Agreement to obtain must be duly granted by the Commission or other governmental agency or authority having jurisdiction, and must be final and no longer subject to rehearing or appeal; provided, however, Pipeline may waive the requirement that such authorization(s) and approval(s) be final and no longer subject to rehearing or appeal.

10. If the conditions precedent set forth in Paragraph 9(A)(i) through 9(A)(iv) and 9(B)(i) and 9(B)(ii) have not been fully satisfied, or waived by Pipeline or Customer, as applicable, by (*), and this Precedent Agreement has not been terminated pursuant to Paragraph 12 of this Precedent Agreement, then either Pipeline or Customer may thereafter terminate this Precedent Agreement (and the Service Agreements, if executed) by giving sixty (60) days prior written notice of its intention to terminate to the non-terminating Party; provided, however, if the conditions precedent are satisfied, or waived by Pipeline or Customer, as applicable, within such sixty (60) day notice period, then termination of such agreements will not be effective. In the event of such termination, Pipeline will hold Customer harmless from any financial or other liability.

11. In addition to the provisions of Paragraph 10 of the Precedent Agreement, Pipeline may terminate this Precedent Agreement at any time upon fifteen (15) days prior written notice to the Customer, if Pipeline, in its sole discretion, determines for any reason that the Project contemplated herein is no longer economically viable or if substantially all of the other precedent agreements, service agreements or other contractual arrangements for the firm service to be made available by the Project are terminated, other than by reason of commencement of service.

12. If this Precedent Agreement is not terminated pursuant to Paragraphs 10 or 11 hereof, then this Precedent Agreement will terminate by its express terms on the Service Commencement Date, and thereafter Pipeline’s and Customer’s rights and obligations related to the transportation transaction contemplated herein shall be determined pursuant to the terms and conditions of such Service Agreements and Pipeline’s FERC Gas Tariff, as effective from time to time.

13. This Precedent Agreement may not be modified or amended unless the Parties execute written agreements to that effect.

14. Any company that succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of Pipeline or Customer, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, neither Customer nor Pipeline may assign any of its rights or obligations under this Precedent Agreement without the prior written consent of the other Party hereto.

15. Except as expressly provided for in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.

16. Each and every provision of this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any specific provision hereof.

17. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.

18. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of the State of Tennessee, without recourse to any laws governing the conflict of laws.

19. Except as herein otherwise provided, any notice, request, demand, statement, or bill provided for in this Precedent Agreement, or any notice which either Party desires to give to the other, must be in writing and will be considered duly delivered when mailed by registered or certified mail, or overnight courier, to the other Party’s post office address set forth below:

Pipeline:	East Tennessee Natural Gas
5400 Westheimer Court
Houston, Texas 77056
Attn: Vice President, Marketing

Phone: ((713) 627-5432
Fax: (713) 989-1613

Customer:	GeoMet, Inc.
909 Fannin, Suite 3208
Houston, Texas 77010
Attention: Chief Financial Officer
Phone: (713) 659-3855
Fax: (713) 659-3856

or at such other address as either Party designates by written notice. Routine communications, including monthly statements, will be considered duly delivered when mailed by registered mail, certified mail, ordinary mail, or overnight courier.

20. When used in this Precedent Agreement, and unless otherwise defined herein, capitalized terms shall have the meanings set forth in Pipeline’s FERC Gas Tariff on file with the Commission, as amended from time to time.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

East Tennessee Natural Gas	GeoMet, Inc.

By its General Partner

Duke Energy Gas Transmission Services, LLC

By:	/s/ D. Patrick Whitty	By:	/s/ William C. Rankin
Title:	Vice President	Title:	Executive Vice President